Exhibit 99.1 FOR IMMEDIATE RELEASE
Sandy Spring Bancorp completes acquisition of
CN Bancorp, Inc. of Glen Burnie, MD
Olney, MD (06/01/07) -— Sandy Spring Bancorp, Inc. (Nasdaq: SASR) announced today the completion of its acquisition of CN Bancorp, Inc. (OTCBB: CNBE) and its subsidiary, County National Bank, of Glen Burnie, Maryland, effective at 11:59 p.m. on May 31, 2007. Completion of the transaction followed the necessary vote by CNBE shareholders at the special shareholders’ meeting on May 21, 2007, as well as approval of the relevant bank regulatory agencies and satisfaction or waiver of all other conditions to closing.
Concurrent with the merger, County National Bank becomes a newly-formed division of Sandy Spring Bank and will be led by Jan W. Clark as President of the County National Division. He had served as Chairman and Chief Executive Officer of CN Bancorp prior to the completion of the merger. John G. Warner also will continue employment as a senior officer with the Division.
“The Anne Arundel County market south of Baltimore is a highly attractive portion of the corridor between Baltimore and Washington, and this combination is a logical opportunity to expand our existing presence there,” said Hunter R. Hollar, President and Chief Executive Officer of Sandy Spring Bancorp. “The County National network with offices in Glen Burnie, Pasadena, Odenton and Millersville will augment Sandy Spring’s four locations in Anne Arundel’s Annapolis area to create a stronger delivery infrastructure along the major transportation route between Baltimore and Annapolis. We should be able to capitalize effectively on the strong local-market name and recognition of County National, especially since we are retaining its brand and operating the organization as a division of Sandy Spring Bank.”
“This new Division consists of a good group of people who have operated in a high-touch culture similar to ours. They have attracted a solid base of depositors who can now look forward to receiving deeper resources, a wider variety of products available via more locations, and the same high-quality service,” said Hollar.
Under the terms of the merger agreement, shareholders of CN Bancorp were entitled to receive either cash in the amount of $25.00, without interest, for each share of CN Bancorp stock they held, or 0.6657 shares of Sandy Spring Bancorp common stock for each such share, subject to the election and allocation procedures in the merger agreement, which provided that Sandy Spring Bancorp pay cash for a minimum of 40% and a maximum of 50% of the outstanding shares of CN Bancorp common stock and issue shares of Sandy Spring Bancorp common stock in exchange for a minimum of 50% and a maximum of 60% of the outstanding shares on CN Bancorp common stock. CN Bancorp shareholders were permitted to elect to receive cash for their CN Bancorp common stock, subject to proration procedures to preserve the aggregate stock and cash consideration mix. No election was necessary for those who preferred to receive Sandy Spring Bancorp common stock.
As of the election deadline date, holders of approximately 32.0% of CN Bancorp shares had made valid elections to receive cash, which is less than the 40% minimum. After applying the allocation procedures in the merger agreement, shareholders electing to receive cash are entitled to receive cash in exchange for their CN Bancorp shares for which a valid election was made. Shareholders of CN Bancorp who made no election, will be entitled to receive Sandy Spring common stock in exchange for approximately 88.2% of such shares of CN Bancorp common stock (and cash in lieu of fractional shares) and cash in the amount of $25.00 per share, without interest, for approximately 11.8% of such shares of CN Bancorp common stock.

Exhibit 99.1
With $3.1 billion in assets, Sandy Spring Bancorp is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation, The Equipment Leasing Company and West Financial Services, Inc. Sandy Spring Bancorp is the second largest publicly traded banking company headquartered in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 42 community offices in Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George’s counties in Maryland, and in Fairfax and Loudoun counties in Virginia. Through its subsidiaries, Sandy Spring Bank also offers a comprehensive menu of leasing, insurance and investment management services. Visit www.sandyspringbank.com to locate an ATM near you or for more information about Sandy Spring Bank.
Forward-Looking Statements: Sandy Spring Bancorp makes forward-looking statements in this News Release that are subject to risks and uncertainties. These forward-looking statements include: statements of goals, intentions, earnings expectations, and other expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon or are affected by: management’s estimates and projections of future interest rates, market behavior, and other economic conditions; future laws and regulations; the ability to successfully integrate acquired operations and maintain customer relationships; and a variety of other matters which, by their nature, are subject to significant uncertainties. Because of these uncertainties, Sandy Spring Bancorp’s actual future results may differ materially from those indicated. In addition, the Company’s past results of operations do not necessarily indicate its future results.
For additional information or questions, please contact:
Hunter R. Hollar, President & Chief Executive Officer
Philip J. Mantua, Executive V.P. & Chief Financial Officer
Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832
800-399-5919

E-mail:	HHollar@sandyspringbank.com PMantua@sandyspringbank.com

Web site:	www.sandyspringbank.com